Exhibit 107

Calculation of Filing Fee Tables (1)(2)

Form S-3
(Form Type)

CompoSecure, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered(3)	Proposed maximum offering price per unit		Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	587,609 (1) (2)	$12.303	(4)	$7,229,353.53	0.00014760	$1,068

Fees Previously Paid	—	—	—	—	—			—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—			—	—	—	—
	Total Offering Amounts						$7,229,353.53		$1,068
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$1,068

(1)	The registrant previously registered for offer and sale from time to time by certain selling securityholders up to 12,999,978 shares of its Class A Common Stock issuable upon exchange of CompoSecure Holdings, L.L.C.’s exchangeable senior notes (“Exchangeable Notes”), pursuant to Registration Statement on Form S-3 (File No. 333-262341) (originally filed as Form S-1 (File No. 333-262341) on January 25, 2022, and as amended by that certain Post-Effective Amendment No. 1, filed on March 16, 2022, and as further amended by Post-Effective Amendment No. 2, filed on March 10, 2023 for the purpose of converting the registration statement on Form S-1 to a registration statement on Form S-3) (the “Prior Registration Statement”), which the Commission declared effective on March 17, 2023.
(2)	In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and General Instruction IV(A) of Form S-3, the registrant is hereby registering for offer and sale from time to time by certain the selling securityholders named in the Prior Registration Statement up to an additional 587,609 shares of its Class A Common Stock issuable upon exchange of the Exchangeable Notes. The additional shares are issuable pursuant to an automatic adjustment to the exchange rate as set forth in the indenture governing the Exchangeable Notes. The additional amount of securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the unsold securities available to be sold under the Prior Registration Statement.
(3)	Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of Class A Common Stock that become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low selling prices of the Class A Common Stock as reported by The Nasdaq Global Market on September 16, 2024, a date within five business days prior to the filing of the Registration Statement, under the symbol “CMPO”.